As filed with the Securities and Exchange Commission
on September 11, 1998.                                Registration No. 333-

                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549


                                 FORM S-8

                         REGISTRATION STATEMENT
                                 UNDER
                       THE SECURITIES ACT OF 1933


                       THE KUSHNER-LOCKE COMPANY
            (Exact name of issuer as specified in its charter)

           California                              95-4079057
 (State of other jurisdiction of      (I.R.S. Employer Identification No.)
  incorporation or organization)


       11601 Wilshire Blvd., 21st Floor, Los Angeles, California 90025
           (Address of principal executive offices) (Zip Code)

             THE KUSHNER-LOCKE COMPANY 1988 STOCK INCENTIVE PLAN
                          (Full title of the plan)

                              DONALD KUSHNER
            Co-Chairman, Co-Chief Executive Officer and Secretary
                         THE KUSHNER-LOCKE COMPANY
                     11601 Wilshire Blvd., 21st Floor
                       Los Angeles, California 90025
                             (310) 481-2000
         (Name, address and telephone number of agent for service)

The Commission is requested to send copies of all orders, communications and notices to:

                            BARRY L. DASTIN, ESQ.
                 KAYE, SCHOLER, FIERMAN, HAYS & HANDLER, LLP
                    1999 Avenue of the Stars, Suite 1600
                       Los Angeles, California 90067

                      CALCULATION OF REGISTRATION FEE

                                     Proposed      Proposed
Title of                             Maximum       Maximum
Securities       Amount              Offering      Aggregate     Amount of
to be            to be               Price Per     Offering      Registration
Registered       Registered          Share (1)     Price (1)     Fee (1)


Common Stock,
No Par Value    500,000 shares (2)   $3.00625     $1,503,125      $443.42


(1) These amounts have been estimated in accordance with Rule 457(c) solely for the purpose of calculating the Registration Fee, and is based on the average of the high and low prices per share of Common Stock for the five business days through September 10, 1998, as reported on NASDAQ.

(2) This Registration Statement also covers such undeterminable number of additional shares of the Registrant's Common Stock as may become issuable in the event certain anti-dilution provisions contained in the options granted under the Company's 1988 Stock Incentive Plan, as amended, become operative. No additional registration fee is included for these shares.

Exhibit Index begins on page II-6.

                                  PART I

           INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.      Plan Information.*

Item 2.      Registrant Information and Employee Plan Annual Information.*

* The documents containing the information specified in this Part I have been or will be sent or given to optionees as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the "Act"). Such documents are not filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10
(a) of the Act. Copies of all documents incorporated by reference in Item 3 of Part II of this Form S-8 (other than exhibits to such documents unless such exhibits are specifically incorporated by reference herein), as well as other documents required to be delivered to employees pursuant to Rule 428(b), will be provided without charge to each person, including any beneficial owner, on the written or oral request of such person made to The
Kushner-Locke Company, 11601 Wilshire Blvd., 21st Floor, Los Angeles, California 90025, Attention: Robert Swan, Chief Financial Officer, Telephone:
(310) 481-2000.

                                  PART II

            INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.      Incorporation of Documents by Reference

The following documents heretofore filed by The Kushner-Locke Company (the "Company") with the Commission are hereby incorporated by reference in this Registration Statement:


1.      The Company's Annual Report on Form 10-K for the fiscal year ended
        September 30, 1997.

2. Amendment to Annual Report of the Company on Form 10-K/A for the fiscal year ended September 30,1997.

3.      Quarterly Reports of the Company on Form 10-Q for the quarters ended
        December 31, 1997, March 31, 1998 and June 30, 1998.

4. Amendment to Quarterly Report of the Company on Form 10-Q/A for the quarter ended March 31, 1998.

5. Proxy Statement of the Company for the Annual Meeting of Shareholders dated June 18, 1998, filed on May 18, 1998.

6. The description of the Common Stock contained in Item 1 of the Company's Form 8-A for a Registration of Certain Classes of
        Securities filed with the Commission pursuant to Section 12(g) of the Exchange Act on November 14, 1988, as amended on November 18,
        1988.


All documents filed by the Company or the Plan with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended after the date of this Registration Statement and prior to the filing of a post-effective amendment indicating that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and shall be part hereof from the date of the filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.      Description of Securities

Not Applicable.

Item 5.      Interests of Named Experts and Counsel

Not Applicable.

Item 6.      Indemnification of Directors and Officers

In accordance with Section 204.5 of the California General Corporation Law ("CGCL"), the Articles of Incorporation of the registrant, as amended, include a provision which eliminates the personal liability of its directors to the Company and its shareholders for monetary damage to the fullest extent permissible under California law. This limitation has no effect on a director's liability (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the Company or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director's duty to the Company or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing his or her duties, of a risk of a serious injury to the Company or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Company or its shareholders, (vi) under Section 310 of the CGCL (concerning contracts or transactions in which a director has a material financial interest) or (vii) under Section 316 of the CGCL (concerning directors' liability for improper dividends, loans and guarantees). The provision does not eliminate or limit the liability of an officer for any act or omission as an officer, notwithstanding that the officer is also a director or that his actions, if negligent or improper, have been ratified by the Board of Directors. Further, the provision has no effect on claims arising under federal or state securities or blue sky laws and does not affect the availability of injunctions and other equitable remedies available to the Company's shareholders for any violation of a director's fiduciary duty to the Company or its shareholders.

The Company's Articles of Incorporation also authorize the Company to indemnify its agents (as defined in Section 317 of the CGCL) for breach of duty to the corporation and its shareholders through bylaw provisions, agreements or both, in excess of the indemnification otherwise permitted by
Section 317 of the CGCL subject to the limits on such excess indemnification set forth in Section 204 of the CGCL. The general effect of Section 317 of the CGCL and Article V of the Company's bylaws, as amended, is to provide for indemnification of its agents to the fullest extent permissible under California law.

The Company maintains insurance coverage for each director and officer of the Company for claims against such directors and officers for any alleged breach of duty, neglect, error, misstatement, misleading statement, omission or act in their respective capacities as directors and officers of the Company, or any matter claimed against them solely by reason of their status as directors or officers of the Company, subject to certain exceptions.

Item 7.      Exemption from Registration Claimed

Not Applicable.

Item 8.      Exhibits

See Index to Exhibits on page II-6.

In lieu of an opinion of counsel concerning compliance with the requirements of ERISA or an Internal Revenue Service ("IRS") determination letter that the Plan is qualified under Section 401 of the Internal Revenue Code, the Company hereby undertakes to submit or has submitted the Plan and any amendments thereto to the IRS in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan.

Item 9.      Undertakings

The undersigned Registrant hereby undertakes:


(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities
Act of 1933, as amended may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.
In the event that a claim for indemnification against such liabilities
(other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on this 11th day of September, 1998.


                             The Kushner-Locke Company


                             By: /S/ DONALD KUSHNER

                             Donald Kushner
                             Co-Chairman of the Board,
                             Co-Chief Executive Officer and
                             Secretary

                             POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Donald Kushner, Peter Locke, and Robert Swan his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments and post-effective amendments to this Registration Statement, and to file the same, with all Exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Name                      Capacity                        Date


/S/  DONALD KUSHNER       Co-Chairman of the Board and    September 11, 1998
Donald Kushner            Co-Chief Executive Officer


/S/  PETER LOCKE          Co-Chairman of the Board and    September 11, 1998
Peter Locke               Co-Chief Executive Officer


/S/  ROBERT SWAN          Senior Vice President and       September 11, 1998
Robert Swan               Chief Financial Officer
                          (Principal Financial Officer)


/S/  ADELINA VILLAFLOR    Controller                      September 11, 1998
Adelina Villaflor         (Principal Accounting Officer)


/S/  IRWIN FRIEDMAN       Director                        September 11, 1998
Irwin Friedman


/S/  STUART HERSCH        Director                        September 11, 1998
Stuart Hersch


/S/  JOHN LANNAN          Director                        September 11, 1998
John Lannan


                             INDEX TO EXHIBITS

Exhibit No.   Description of Exhibit       Reference


4.1           Registrant's 1988 Stock      Incorporated by reference in
              Incentive Plan               Registrant's Registration Statement
                                           on Form S-8, filed January 24,
                                           1992 (Registration No. 33-45248)

4.2           Amendment to Registrant's    Incorporated by reference from the
              1988 Stock Incentive Plan    Exhibits to Registrant's Report on
              dated May 17, 1994           Form 10-Q for the fiscal quarter
                                           ended December 31, 1995

4.3           Amendment to Registrant's    Filed herewith
              1988 Stock Incentive Plan
              dated November 21, 1996

5             Opinion of Kaye, Scholer,    Filed herewith
              Fierman, Hays & Handler,
              LLP

23.1          Consent of Kaye, Scholer,    Incorporated by reference to
              Fierman, Hays & Handler,     Exhibit 5 filed herewith
              LLP

23.2          Consent of KPMG Peat         Filed herewith
              Marwick LLP


Exhibit 4.3


              SECOND AMENDMENT TO THE 1988 STOCK INCENTIVE PLAN
                       OF THE KUSHNER-LOCKE COMPANY



The following is the second amendment to the 1988 Stock Incentive Plan (the "Plan") of The Kushner-Locke Company (the "Company"), dated as of November 21, 1996.

WHEREAS, the following amendment to the Plan (the "Amendment") is deemed to be in the best interest of the Company; and

WHEREAS, the Amendment has been duly approved by the Board of Directors by unanimous written consent dated as of October 9, 1996 and by the affirmative vote of the holders of the majority of the Company's stock present or represented and entitled to vote at the Special Meeting of Shareholders held on November 21, 1996; NOW, THEREFORE, in accordance with
Section 7.7 of the Plan, the Plan is hereby amended as follows, effective as of November 1, 1996:

                                     FIRST

All references in the Plan to Section 422A of the Internal Revenue Code of 1986, as amended (the "Code"), are hereby amended to refer to Section 422 of the Code.

                                    SECOND

The definition of 'Committee' in Section 1.1(i) of the Plan, as originally numbered, is hereby amended in its entirety to read as follows:

"(i) 'Committee' shall mean either a committee appointed by the Board, consisting of two or more members, each of whom is a Non-Employee Director, or the entire Board."

                                     THIRD

Section 1.1 of the Plan is hereby amended by deleting the definition of "Disinterested" in Section 1.1(m), as originally numbered, in its entirety, and the remaining subsections of Section 1.1 are hereby renumbered accordingly, to the extent necessary.

                                     FOURTH

Section 1.1 of the Plan is hereby amended by adding the following definition thereto as a new Section 1.1(r), and the remaining subsections are hereby renumbered accordingly, to the extent necessary:

"(r) 'Non-Employee Director' shall mean a Non-Employee Director within the meaning of the applicable regulatory requirements promulgated under Section 16 of the Exchange Act."

                                      FIFTH

Section 1.1 of the Plan is hereby amended by deleting the definition of "Stock Depreciation Right" in Section 1.1(dd), as originally numbered, in its entirety, and the remaining subsections of Section 1.1 are hereby renumbered accordingly, to the extent necessary.

                                      SIXTH

The final sentence of Section 2.2(a) of the Plan is hereby amended to add the following at the end of such sentence:

"(other than functions which are required to be performed by the Committee pursuant to regulations promulgated under Section 16 of the Exchange Act)."

                                    SEVENTH

Section 2.3 of the Plan is hereby amended to delete the final sentence thereof.

                                     EIGHTH

The second sentence of Section 2.4 is hereby amended in its entirety to read as follows: "The aggregate amount of Common Stock that may be issued or transferred pursuant to Awards granted under this Plan shall not exceed 7,500,000 shares, subject to adjustment as set forth in Section 7.2."

                                     NINTH

Section 2.5 of the Plan is hereby amended to delete Section 2.5(b), and the former Section 2.5(a) shall hereafter be renumbered as Section 2.5.

                                    TENTH

Section 3.2(a) of the Plan is hereby amended to delete the provision at the end of the second sentence.

                                  ELEVENTH

Section 3.3 of the Plan is hereby amended in its entirety to read as follows:

"Each Option and all rights or obligations thereunder shall expire on such date as shall be determined by the Committee, but not later than 10 years after the Award Date of an Incentive Option or 10 years and one day after the Award Date of a Nonqualified Stock Option and shall be subject to earlier termination as hereinafter provided."

                                   TWELFTH

The first sentence of Section 3.4 of the Plan is hereby amended in its entirety to read as follows:

"Except as otherwise provided in Section 7.4, an Option may become exercisable, in whole or in part, on the date or dates specified in the Award Agreement, and thereafter shall remain exercisable until the expiration or earlier termination of such Option."

                                 THIRTEENTH

Section 3.5(a) of the Plan is hereby amended in its entirety to read as follows:

"The aggregate Fair Market Value (determined as of the Award Date) of the Common Stock for which Incentive Stock Options may first become exercisable by any Participant during any calendar year under this Plan (other than as a result of acceleration pursuant to Section 7.4 or 7.2), together with that of Common Stock subject to incentive stock options first exercisable by such Participant under any other plan of the Corporation or any subsidiary, shall not exceed $100,000. To the extent such limitation is exceeded as a result of acceleration (or any other reason), Options shall be treated as Nonqualified Stock Options."

                                 FOURTEENTH

Section 3.6 of the Plan is hereby amended in its entirety to read as follows:


"In its discretion, the Committee may, in the Award Agreement, provide for a Tax-Offset Bonus to any Participant who elects to make a disqualifying disposition (as defined in Section 422(a)(1) of the Code) of Common Stock acquired pursuant to the exercise of an Incentive Stock Option. The Tax-Offset Bonus shall be in the form of a cash payment equal to a percentage of the difference between the exercise price and the lesser of (i) the Fair Market Value on the date of exercise of the Common Stock with respect to which the disqualifying disposition occurs or (ii) the amount realized from such disqualifying disposition. Such percentage shall be set out in the Award Agreement and shall be designed to offset the impact of additional taxes which result from the disqualifying disposition. Notwithstanding the preceding sentence, the Committee may reserve the right to from time to time change the percentage applicable with respect to the Award Agreement."

All references in the Plan to Section 3.6(b) shall hereafter refer to
Section 3.6.

                                 FIFTEENTH

Section 4.2(d) of the Plan is hereby amended in its entirety to read as follows:

"(d) A Stock Appreciation Right granted independently of any Option shall be exercisable pursuant to the terms of the Award Agreement."

                                 SIXTEENTH

The second sentence of Section 5.1 of the Plan is hereby amended in its entirety to read as follows:

"Each Restricted Stock Award Agreement shall specify the number of shares of Common Stock to be issued to the Participant, the date of such issuance, the price, if any, to be paid for such shares by the Participant and the restrictions imposed on such shares."

                                SEVENTEENTH

The second sentence of Section 6.1 of the Plan is hereby amended in its entirety to read as follows:

"A Performance Share Award Agreement shall specify the number of shares of Common Stock subject to the Performance Share Award, the price, if any, to be paid for such shares by the Participant and the conditions upon which issuance to the Participant shall be based."

                                EIGHTEENTH

Section 7.3(b) of the Plan is hereby amended in its entirety to read as follows:


"If the Participant's employment by the Company terminates as a result of Retirement or Total Disability, the Participant or Participant's Personal Representative, as the case may be, shall have, subject to earlier termination pursuant to or as contemplated by Section 3.3, 12 months from the date of termination of employment (or 3 months from the date of termination of employment as a result of Retirement with respect to an Incentive Stock Option) to exercise any Option to the extent it shall have become exercisable by that date, and any Option not exercisable on that date shall terminate."

                               NINETEENTH

The first sentence of Section 7.4 of the Plan is hereby amended in its entirety to read as follows:

"Unless prior to an Event the Committee determines that, upon its occurrence,there shall be no acceleration of Awards or determines those Awards which shall be accelerated and the extent to which they shall be accelerated upon the occurrence of an Event (i) each Option and each Stock Appreciation Right shall become immediately exercisable to the full extent theretofore not exercisable, (ii) Restricted Stock shall immediately vest free of restrictions and (iii) the number of shares covered by each Performance Share Award shall be issued to the Participant."

                                TWENTIETH

The first sentence of Section 7.7(a) of the Plan is hereby amended in its entirety to read as follows:

"The Board shall have the authority at any time to terminate or, from time to time, to amend or modify or suspend this Plan (or any part thereof) without obtaining shareholder approval to the fullest extent permitted by Rule 16b-3 or any successor thereto, except to the extent the Board determines that such shareholder approval is required by any other applicable law or regulation, in which case such amendment shall be effective once approved by the Board and a majority of the shareholders."

                              TWENTY-FIRST

Section 7.7 of the Plan is hereby amended by deleting Section 7.7(b) in its entirety, and the remaining subsection is renumbered accordingly.

Except as otherwise amended by this Amendment, the Plan is hereby ratified and approved, and shall continue in full force and effect.


      IN WITNESS WHEREOF, the Company has caused this Amendment to be executed on its behalf by its duly authorized officer as of the date first set forth above.


                               THE KUSHNER-LOCKE COMPANY


                               By:  ______________________________
                               Name:     Peter Locke
                               Title:    Co-Chief Executive Officer
Attest:


_____________________________
Name:    Donald Kushner
Title:   Secretary


Exhibit 5

               KAYE, SCHOLER, FIERMAN, HAYES & HANDLER, LLP
                A New York Limited Liability Partnership
                       1999 AVENUE OF THE STARS
                   LOS ANGELES, CALIFORNIA 90067-6048


September 10, 1998



Board of Directors
The Kushner-Locke Company
11601 Wilshire Blvd., 21st Floor
Los Angeles, California 90025

RE: Registration Statement on Form S-8

Gentlemen:

In connection with the Registration Statement on Form S-8 (the "Registration Statement") filed by The Kushner-Locke Company, a California corporation
(the "Company"), with the Securities and Exchange Commission (the "Commission") for the purpose of registering under the Securities Act of 1933, as amended (the "Act"), the Company's common stock (the "Common Stock") to be issued pursuant to the Company's 1988 Stock Incentive Plan, as amended (the "1988 Plan"), we have examined such corporate records, certificates and other documents, upon which we have relied, and reviewed such questions of law as we have deemed necessary or appropriate for the purpose of this opinion.

On the basis of such examination and review, we advise you that the Common Stock issuable under the 1988 Plan, subject to the issuance, delivery and payment therefore in the manner contemplated by the Registration Statement and the 1988 Plan, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving such opinion and consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

                       Very truly yours,

                       /S/  KAYE, SCHOLER, FIERMAN, HAYS & HANDLER, LLP

Exhibit 23.2



The Board of Directors
The Kushner-Locke Company:

We consent to the use of our report incorporated herein by reference.


/S/  KPMG PEAT MARWICK LLP

Los Angeles, California
September 11, 1998